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                             SCHRODER SERIES TRUST
                          875 Third Avenue, 22nd Floor
                            New York, New York 10022



[date]

State Street Bank and Trust Company
Two Heritage Drive
North Quincy, MA 02171

Ladies and Gentlemen:

            This is to advise you that Schroder Series Trust (the "Trust") has established three new series of shares to be known as Schroder Municipal Bond Fund, Schroder Short-Term Municipal Bond Fund and Schroder Fixed Income Fund, respectively. In accordance with the Additional Funds provision in Article 10 of the Transfer Agent and Service Agreement dated October 27, 1993 (the "Transfer Agency Agreement"), the Trust hereby requests that you act as Transfer Agent for each of these new series under the terms of the Transfer Agency Agreement.

            Please indicate your acceptance of the foregoing by executing and dating two copies of this Letter Agreement in the space provided below, returning one to the Trust and retaining one copy for your records.

Very truly yours,

SCHRODER SERIES TRUST

By: ____________________
Name: Catherine A. Mazza
Title: President


Accepted and agreed:

STATE STREET BANK AND TRUST COMPANY

By: ______________________
Name:
Title:

Date: _____________________